Exhibit 99.1

New Frontier Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing July 27, 2018

July 24, 2018

HONG KONG—(BUSINESS WIRE)—New Frontier Corporation (NYSE: NFC.U) (the “Company”) announced that, commencing July 27, 2018, holders of the units sold in the Company’s initial public offering of 28,750,000 units completed on July 3, 2018 may elect to separately trade the Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “NFC” and “NFC WS,” respectively. Units that are not separated will continue to trade on the New York Stock Exchange under the symbol “NFC.U.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Credit Suisse Securities (USA) LLC (Address: Credit Suisse Securities (USA) LLC, Prospectus Department, Eleven Madison Avenue, New York, NY 10010; Tel: (800) 221-1037; Email: newyork.prospectus@credit-suisse.com); UBS Securities LLC (Address: UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019; Tel: 888-827-7275; Email: ol-prospectusrequest@ubs.com).

About New Frontier Corporation

New Frontier Corporation is a special purpose acquisition company formed by New Frontier Public Holding Ltd., an affiliate of New Frontier Group, for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus its search for a target with operations or prospects in the healthcare, technology or education sectors in China. New Frontier Group is a China-focused investment group that invests in, builds and operates diversified businesses in the Chinese new economy sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

New Frontier Corporation
Harry Chang, +852 9822 1806
Vice-President of Corporate Development and Secretary
or
Linkforward PA Consulting Company
Shiming Li, +852 9389 8961
Consultant